Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the inclusion in this Current Report on Form 8-K of Permian Resources Corporation (the “Company”) of our reserves reports relating to Novo Oil & Gas Legacy Holdings, LLC, each dated September 7, 2023, included as exhibits to this Current Report on Form 8-K of the Company, and to the incorporation by reference of such reports in the Registration Statements (Nos. 333-215621, 333-214355, 333-219739, 333-241649, 333-254300 and 333-267338) on Form S-3 and the Registration Statements (Nos. 333-215119, 333-231514, 333-238798, 333-264599 and 333-272352) on Form S-8 of the Company. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

September 19, 2023